Exhibit 99.01

Golfsmith Announces Third Quarter Fiscal 2009 Results

AUSTIN, October 27, 2009 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the third quarter of fiscal 2009 ended October 3, 2009.

Third Quarter Highlights:

•                  Net revenues were $90.6 million for the third quarter of fiscal 2009 as compared to net revenues of $101.7 million for the third quarter of fiscal 2008. Net revenues reflect an 8.5 percent decrease in comparable store sales and a 27.0 percent decrease in net revenues from the direct-to-consumer channel, partially offset by revenues from non-comparable stores.

•                  Operating income totaled $1.4 million for the third quarter of fiscal 2009 compared to $3.7 million for the third quarter of fiscal 2008.  Third quarter 2009 operating income included a $0.4 million one-time, non-recurring charge related to litigation settlement costs.

•                  Net income for the third quarter of fiscal 2009 totaled $1.1 million, or $0.07 per diluted share. Excluding the non-recurring litigation settlement charge, net income for the quarter would have been $1.5 million or $0.09 per diluted share. This compares to net income of $2.8 million or $0.17 per diluted share for the third quarter of fiscal 2008.

•                  As of October 3, 2009, the Company had $33.7 million of outstanding borrowings under its credit facility, borrowing availability of $19.6 million, and total inventory of $79.1 million. Average store inventory declined 10.4% percent at October 3, 2009 as compared to September 27, 2008.

Martin Hanaka, chairman and chief executive officer of Golfsmith commented, “Our third quarter results reflect continued sales challenges of discretionary products in the golf industry. While store traffic has begun to stabilize, consumers remain cautious about spending. Despite this, we are pleased with the solid unit market share gains we’ve earned.  We will also continue to closely manage our expenses and maintain leaner inventory levels due to uncertainty of future sales trends. We will also continue to find innovative ways to partner with our vendors to drive traffic and feel we are well positioned to emerge successfully from this challenging period.”

Year-to-Date Results

•                  Net revenues were $274.2 million for the nine-month period ended October 3, 2009 as compared to net revenues of $310.9 million for the nine-month period ended September 27, 2008. The decrease in total revenue was due to a 9.7 percent decrease in comparable store sales and a 26.8 percent decrease in net revenues from the direct-to-consumer channel, partially offset by revenues from non-comparable stores.

•                  Operating income totaled $4.3 million for the nine-month period ended October 3, 2009 as compared to operating income of $8.9 million for the nine-month period ended September 27, 2008. In addition to the $0.4 million one-time litigation settlement charge in the third quarter of fiscal 2009, the Company recorded a $0.5 million non-recurring charge, or $0.03 per diluted share, related to severance associated with organizational changes in this year’s first quarter. Operating results for the first nine months of fiscal 2008 included a non-recurring charge of $1.8 million, or $0.11 cents per diluted share, also related to severance.

•                  Net income totaled $2.8 million, or $0.17 per diluted share compared to net income of $6.0 million, or $0.37 per diluted share for the nine-month period ended September 27, 2008.

Conference Call Information

The company will host a conference call today at 9:00 a.m. (eastern time) to discuss its third quarter fiscal 2009 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 7946673.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
	(unaudited)

Net revenues	$90,586,270	$101,701,696	$274,176,044	$310,931,792
Cost of products sold	59,610,086	66,768,840	180,351,910	204,154,561
Gross profit	30,976,184	34,932,856	93,824,134	106,777,231

Selling, general and administrative	29,739,699	31,202,256	89,207,889	97,779,407
Store pre-opening/closing expenses	(179,625)	42,877	343,655	78,419
Total operating expenses	29,560,074	31,245,133	89,551,544	97,857,826

Operating income	1,416,110	3,687,723	4,272,590	8,919,405

Interest expense, net	(268,340)	(507,200)	(1,060,203)	(2,201,414)
Other income (expense), net	3,828	(5,092)	50,191	(3,620)

Income before income taxes	1,151,598	3,175,431	3,262,578	6,714,371

Income tax expense	(51,967)	(332,348)	(507,556)	(742,865)

Net income	$1,099,631	$2,843,083	$2,755,022	$5,971,506

Net income per common share:
Basic	$0.07	$0.18	$0.17	$0.38
Diluted	$0.07	$0.17	$0.17	$0.37

Weighted average number of common shares outstanding:
Basic	16,092,183	16,031,516	16,062,073	15,943,376
Diluted	16,224,824	16,390,242	16,077,286	16,075,039

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	October 3,	September 27,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash	$3,703,161	$2,768,539
Receivables, net of allowances	1,606,503	1,477,980
Inventories	79,062,653	86,645,177
Prepaid expenses and other current assets	7,248,352	9,581,890
Total current assets	91,620,669	100,473,586

Property and equipment, net	56,661,763	57,555,046
Intangible assets, net	25,985,630	26,263,320
Other long-term assets	1,159,859	1,241,734

Total assets	$175,427,921	$185,533,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,838,008	$40,573,186
Accrued expenses and other current liabilities	14,233,461	16,332,646
Total current liabilities	53,071,469	56,905,832

Deferred rent liabilities	15,029,961	12,236,230
Long-term debt	33,680,721	39,455,000
Total liabilities	101,782,151	108,597,062

Total stockholders’ equity	73,645,770	76,936,624

Total liabilities and stockholders’ equity	$175,427,921	$185,533,686